Exhibit 99.1

December 1, 2009	Analyst Contact:	Andrew Ziola
918-588-7163
	Media Contact:	Brad Borror
918-588-7582

ONEOK Partners to Participate in
Wells Fargo Pipeline and MLP Symposium

ONEOK, Inc. to participate in Wells Fargo Energy Conference

    TULSA, Okla. – Dec. 1, 2009 -- ONEOK Partners, L.P. (NYSE: OKS) will participate in the 8th annual Wells Fargo Pipeline and MLP Symposium in New York City on Tuesday, Dec. 8, 2009.

    John W. Gibson, ONEOK Partners chairman and chief executive officer, will present at 11:45 a.m. Eastern Standard Time (10:45 a.m. Central Standard Time).

    The conference will be webcast and will be accessible on ONEOK Partners’ Web site, www.oneokpartners.com. A replay of the webcast will be archived for 30 days. The company will also post the presentation on its Web site that morning, beginning at 8 a.m. Eastern Standard Time (7 a.m. Central Standard Time).

    In addition, ONEOK, Inc. (NYSE: OKE) will participate in the inaugural Wells Fargo Energy Conference on Wednesday, Dec. 9, 2009, also in New York City, conducting a series of one-on-one meetings with members of the investment community.

ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded master limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. Its general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 45.1 percent of the overall partnership interest. ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 45.1 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company.

For more information, visit the Web sites at www.oneokpartners.com or www.oneok.com. OKE-FV OKS-FV

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